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EXHIBIT 2.1

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                     ______________________________________

                              AMENDED AND RESTATED


                      AGREEMENT AND PLAN OF REORGANIZATION

                     ______________________________________





                                  by and among

                              ISLAND PACIFIC, INC.,

                    RETAIL TECHNOLOGIES INTERNATIONAL, INC.,

                              IPI MERGER SUB, INC.,

                             IPI MERGER SUB II, INC.

                                       and

                        MICHAEL TOMCZAK and JEFFREY BOONE


                                  June 1, 2004








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                              AMENDED AND RESTATED

                 AGREEMENT OF MERGER AND PLAN OF REORGANIZATION


         THIS AMENDED AND RESTATED AGREEMENT OF MERGER AND PLAN OF REORGANIZATION (this "Agreement") is entered into as of June 1, 2004 by and among Island Pacific, Inc., a Delaware corporation ("IPI"), Retail Technologies International, Inc., a California corporation ("RTI"), IPI Merger Sub, Inc., a Delaware corporation ("Merger Sub"), IPI Merger Sub II, Inc., a Delaware corporation ("Merger Sub II"), and Michael Tomczak and Jeffrey Boone (each, a "Shareholder" and collectively, the "Shareholders"). The capitalized terms used herein shall have the meanings set forth in the text of the Agreement or on the attached Appendix I. (IPI, RTI, Merger Sub, Merger Sub II and the Shareholders are collectively referred to herein as the "Parties.")

                                 R E C I T A L S

         A. The Shareholders own a majority of outstanding shares of capital stock of RTI.

         B. On March 12, 2004, IPI, RTI, Merger Sub and the Shareholders entered into an Agreement of Merger and Plan of Reorganization (the "March 12, 2004 Agreement"), which provided for a business combination transaction pursuant to which RTI would merge with and into Merger Sub, a wholly-owned subsidiary of IPI. The consideration for the transactions contemplated by the March 12, 2004 Agreement was a combination of cash and shares of IPI common stock.

         C. The Parties desire to amend the March 12, 2004 Agreement to provide, among other things, that: (i) IPI will assume RTI's obligations under those certain promissory notes issued by RTI on December 20, 2002; (ii) the total consideration payable at Closing (as defined below) shall be Ten Million Dollars ($10,000,000) payable in shares of newly designated Series B Convertible Preferred Stock ("IPI Series B Stock") of IPI and promissory notes; (iii) to add a provision for a price protection payable if and to the extent that the average trading price of IPI Common Stock as of the Closing is greater than the average trading price at the time that the IPI Series B Stock converts into IPI common stock, as set forth in this Agreement; and (iv) to provide for the Reverse Merger and the Second-Step Merger, as defined below.

         D. The Boards of Directors of RTI and IPI (i) have determined that the Merger is consistent with, and in furtherance of, their respective long term business strategies and fair to, and in the best interest of, their respective shareholders, and (ii) have approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

         E. The Boards of Directors of Merger Sub and Merger Sub II have approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

         F. The Parties intend, by executing this Agreement to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and that RTI, IPI, and Merger Sub II will each be a "party to a reorganization" within the meaning of Section 368 of the Code.

         G. The Parties desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the transactions contemplated hereby.

                                    AGREEMENT

         NOW THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the parties hereby agrees as follows:

                                   ARTICLE 1

                                     MERGER

         1.1 THE MERGER.

             1.1.1 As of the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware General Corporation Law ("Delaware Law") and California General Corporation Law ("California Law"), Merger Sub shall be merged with and into RTI, the separate corporate existence of Merger Sub shall cease and RTI shall continue as the surviving corporation (the "Reverse Merger").

             1.1.2 Immediately following the consummation of the Reverse Merger, IPI shall cause RTI to be merged (the "Second-Step Merger") with and into Merger Sub II pursuant to the Agreement of Merger entered into concurrently with this Agreement by and among IPI, RTI and Merger Sub II (the "Agreement of Merger"). There will be no conditions to the closing of the Second-Step Merger other than the closing of the Reverse Merger. Following the Second-Step Merger, the separate existence of RTI will cease and Merger Sub II will continue as the surviving corporation of the Second-Step Merger (the "Surviving Corporation"). The term "Merger" will refer to the Reverse Merger and the Second-Step Merger, collectively or seriatim, as appropriate.

             1.2 CLOSING. The closing (the "Closing") of the transactions to consummate the Merger shall take place at the offices of IPI's counsel, Solomon Ward Seidenwurm & Smith, LLP, 401 B Street, Suite 1200, San Diego, California, as promptly as practicable after the execution and deliver of this Agreement, but no later than five (5) days following the satisfaction or waiver of the closing conditions set forth in Article 7 (the "Closing Date").

             1.3 EFFECTIVE TIME. If all of the conditions to the Merger set forth in Articles 6 and 7 have been fulfilled or waived in accordance herewith and this Agreement has not been terminated pursuant to Article 11, the parties shall cause the Merger to be completed by properly filing the First-Step Certificates of Merger with the Secretary of State of the States of California and Delaware on the Closing Date to consummate the Reverse Merger, and immediately following the consummation of the Reverse Merger, the Second-Step Certificates of Merger will be filed with Secretary of State of the States of California and Delaware. As between the Parties, risk of loss and the benefits of ownership of the consideration shall be transferred, and the Reverse Merger shall become effective, as of the date of filing of this Agreement with the office of the Secretary of State of the State of California (the date and time the Reverse Merger becomes effective shall be referred to as the "Effective Time").


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         1.4 EFFECT OF THE MERGER. As of the Effective Time, the effect of the
Reverse Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law and California Law. Without limiting the generality of the foregoing, at the Effective Time all of the property, rights, privileges, powers and franchises of RTI and Merger Sub will vest in RTI, and all liabilities and duties of RTI and Merger Sub will become the liabilities and duties of RTI. Without limiting the generality of the foregoing, at the effective time of the Second-Step Merger, all of the property, rights, privileges, powers and franchises of RTI and Merger Sub II will vest in the Surviving Corporation, and all liabilities and duties of RTI and Merger Sub II will become the liabilities and duties of the Surviving Corporation.

         1.5 ARTICLES OF INCORPORATION; BYLAWS.

             1.5.1 As of the Effective Time, the Articles of Incorporation of RTI, as in effect immediately prior to the Effective Time, shall continue to be the Articles of Incorporation of RTI as the surviving corporation in the Reverse Merger.

             1.2 As of the Effective Time, the Bylaws of RTI, as in effect immediately prior to the Effective Time, shall continue to be, at and after the Effective Time, the Bylaws of RTI as the surviving corporation in the Reverse Merger, until thereafter amended.

         1.6 OFFICERS AND DIRECTORS. The officers and directors of RTI immediately prior to the Effective Time of the Reverse Merger shall be the officers and directors of RTI at and after the Effective Time of the Reverse Merger, and the officers and directors of Merger Sub II immediately prior to the effective time of the Second-Step Merger shall be the officers and directors of the Surviving Corporation, until the earliest of their resignation or removal from office or their otherwise ceasing to be officers or directors, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.


                                   ARTICLE 2

                 MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES

         2.1 AGGREGATE MERGER CONSIDERATION. The aggregate merger consideration ("Merger Consideration") payable to the holders of RTI Common Stock shall be (i) 2,517,233 shares of IPI Series B Stock and 1,546,733 shares of IPI Common Stock (the "Stock Consideration"), (ii) promissory notes in the aggregate principal amounts of $3,121,586 ("Closing Notes"), (iii) the IPI Common Price Protection Amount, and (iv) the IPI Series B Price Protection Amount.


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         2.2 NO FRACTIONAL SHARES. Notwithstanding any provision of this
Agreement to the contrary, neither certificates nor scrip for fractional shares of IPI Common Stock or IPI Series B Stock shall be issued in connection with the Reverse Merger, but in lieu thereof (i) the securityholders of RTI otherwise entitled to a fraction of a share of IPI Common Stock pursuant to the provisions of Section 2.1 (after aggregating all fractional shares of IPI Common Stock issuable to such holder) shall be paid in cash (without interest) in an amount equal to such fraction multiplied by the $0.756, rounded up to the nearest whole cent, and (ii) the securityholders of RTI otherwise entitled to a fraction of a share of IPI Series B Stock pursuant to the provisions of Section 2.1 (after aggregating all fractional shares of IPI Series B Stock issuable to such holder) shall be paid in cash (without interest) in an amount equal to such fraction multiplied by the $0.252, rounded up to the nearest whole cent.

         2.3 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Reverse Merger and without any action on the part of Merger Sub, RTI or the holders of any of the securities described below, the Reverse Merger shall have the following effects:

             2.3.1 MERGER SUB STOCK. Each share of Merger Sub common stock that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, no par value, of RTI.

             2.3.2 RTI COMMON STOCK. Each share of RTI Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive the following: (i) an amount in cash payable in the form of a Closing Note equal to $0.3672 and (ii) 0.3568 shares of IPI Series B Stock.

             2.3.3 RTI PREFERRED STOCK. Each share of RTI Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive the following: (i) an amount in cash payable in the form of a Closing Note equal to $0.3672 and (ii) 1.07 shares of IPI Common Stock.

             2.3.4 RTI OPTIONS.

                  (a) IPI will take all action necessary such that, at the Effective Time, it will assume the RTI 2003 Stock Incentive Plan and the options issued and outstanding thereunder (the "RTI Options").

                  (b) Each RTI Option shall be automatically converted into an option to purchase that number of whole shares of IPI Common Stock equal to the product of (i) the number of shares of RTI Common Stock that were issuable upon exercise of such RTI Option immediately prior to the Effective Time, multiplied by $1.556, rounded to the nearest whole number of shares of IPI Common Stock (each, an "IPI Option").

                  (c) The per share exercise price for the shares of IPI Common Stock issuable upon exercise of each IPI Option shall be equal to the quotient obtained by dividing (i) the exercise price per share (immediately prior to the Effective Time) of RTI Common Stock under the RTI Option from which such IPI Option was converted, by $1.556, rounded up to the nearest whole cent.


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             2.3.5 TAX WITHHOLDING. IPI and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of RTI pursuant to this Agreement such amounts as IPI or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

         2.4 PRICE PROTECTION. The following price protection adjustments shall apply with respect to the IPI Series B Stock and IPI Common Stock issued pursuant to Sections 2.3.1 and 2.3.2:

             (a) With respect to the shares of IPI Common Stock issuable upon conversion of the Series B Stock issued pursuant to Section 2.3.2, if the average closing price of IPI Common Stock traded on the American Stock Exchange during the ten (10) trading days immediately preceding the Registration Date for such shares ("IPI Series B Registration Date Price") is less than $0.76, then IPI shall pay additional consideration to persons who were holders of RTI Common Stock immediately prior to the Effective Time in accordance with this Section 2.4(a). The amount of the additional consideration payable to the holders of RTI Common Stock immediately prior to the Effective Time (the "IPI Series B Price Protection Amount") shall be, for each share of RTI Common Stock held by such holder immediately prior to the Effective Time, an amount equal to the lesser of
(i) the difference between the $0.76 and the IPI Series B Registration Date Price and (ii) $0.23, or such lesser amount as determined by the holders of Registrable Securities whose shares are being registered on such Registration Date. The IPI Series B Price Protection Amount shall be payable on the Registration Date for such shares in cash, or a combination of cash and a promissory note in a form mutually acceptable to the Parties ("Price Protection Note"), at the election of IPI (with each former holder of RTI Common Stock to receive the same proportion of notes vis-a-vis cash); provided that if IPI elects to issue Price Protection Notes pursuant to this Section 2.4(a), the aggregate principal amount of the Price Protection Notes shall not exceed 60% of the IPI Series B Price Protection Amount.

             (b) With respect to the shares of IPI Common Stock issued pursuant to Section 2.3.3, if the average closing price of IPI Common Stock traded on the American Stock Exchange during the ten (10) trading days immediately preceding the Registration Date for such shares ("IPI Common Registration Date Price") is less than $0.76, then IPI shall pay additional consideration to the holder of RTI Preferred Stock immediately prior to the Effective Time in accordance with this Section 2.4(b). The amount of the additional consideration payable to the holder of RTI Preferred Stock immediately prior to the Effective Time (the "IPI Common Price Protection Amount") shall be, for each share of RTI Preferred Stock held by such holder immediately prior to the Effective Time, an amount equal to the lesser of (i) the difference between the $0.76 and the IPI Common Registration Date Price and (ii) $0.23, or such lesser amount as determined by the holders of Registrable Securities whose shares are being registered on such Registration Date. The IPI Common Price Protection Amount shall be payable on the Registration Date for such shares in cash, or a combination of cash and a Price Protection Note, at the election of IPI; provided that if IPI elects to issue a Price Protection Note pursuant to this Section 2.4(b), the principal amount of such Price Protection Note shall not exceed 60% of the IPI Common Price Protection Amount.


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         2.5 SURRENDER OF CERTIFICATES; DELIVERY OF MERGER CONSIDERATION. At the
Closing (a) the holders of RTI capital stock shall deliver to IPI the stock certificates representing such securities of RTI (the "Certificates"), and (b) IPI shall deliver to the former holders of RTI Common Stock the Merger Consideration due to such holders at Closing in accordance with Section 2.3. The Certificates so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, evidenced shares of RTI Common Stock, will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends or other distributions, to evidence the ownership of the number of whole shares of IPI Series B Stock into which such shares of RTI Common Stock are convertible and the right to receive an amount in cash in accordance with Section 2.3. If any Certificate shall have been lost, stolen or destroyed, the owner of such lost, stolen or destroyed Certificate may provide, in lieu of such Certificate, an appropriate affidavit of loss with respect to such Certificate.

         2.6 TAX CONSEQUENCES. It is intended by each of the Parties that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code, and each of the Parties will use commercially reasonable efforts to cause the Merger to be treated as such a reorganization. The Parties adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the tax regulations promulgated under the Code. Each party shall seek the advice of such party's counsel or financial advisor regarding the ability of the Merger to qualify as such a reorganization. The Parties agree that IPI, Merger Sub, Merger Sub II, and RTI will not (i) take a position on any tax return inconsistent with this Section 2.6, or (ii) make any election under Section 338 of the Code in connection with the Contemplated Transactions.

         2.7 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest RTI with full right, title and possession to all assets, property, rights, privileges, powers and franchises of RTI and Merger Sub, the Shareholders and officers and directors of RTI and Merger Sub will, at RTI's expense, take all such lawful and necessary action.


                                   ARTICLE 3

           REPRESENTATIONS AND WARRANTIES OF RTI AND THE SHAREHOLDERS

         RTI and the Shareholders hereby jointly and severally represent and warrant to IPI and Merger Sub, subject to such exceptions as are specifically disclosed in the disclosure schedule furnished by RTI and the Shareholders to IPI, Merger Sub and Merger Sub II in connection with this Article 3 ("Disclosure Schedule"), as follows:


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

         3.1 ORGANIZATION AND GOOD STANDING.

             3.1.1 Part 3.1 of the Disclosure Schedule contains a complete and accurate list for RTI of its name, its jurisdiction of incorporation and other jurisdictions in which it is qualified to do business. RTI is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Applicable Contracts. RTI is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualifications, except where the failure to be so qualified would not have a Material Adverse Effect.

             3.1.2 RTI has delivered to IPI copies of the Organizational Documents of RTI, as currently in effect.

         3.2 AUTHORITY; NO CONFLICT.

             3.2.1 This Agreement constitutes the legal, valid, and binding obligation of RTI enforceable against RTI in accordance with its terms. Upon the execution and delivery by RTI of the Closing Documents, the Closing Documents will constitute the legal, valid, and binding obligations of RTI, enforceable against RTI in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and
(ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. RTI have the right, power, authority, and capacity to execute and deliver this Agreement and the Closing Documents and to perform their respective obligations under this Agreement and the Closing Documents.

             3.2.2 This Agreement constitutes the legal, valid, and binding obligation of Shareholders enforceable against Shareholders in accordance with its terms. Upon the execution and delivery by Shareholders of the Agreement, the Agreement will constitute the legal, valid, and binding obligations of Shareholders, enforceable against Shareholders in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The Shareholders have the right, power, authority, and capacity to execute and deliver this Agreement and to perform their respective obligations under this Agreement.

             3.2.3 Except as set forth in Part 3.2 of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):


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                  (a) contravene, conflict with, or result in a violation of (A)
any provision of the Organizational Documents of RTI, or (B) any resolution adopted by the board of directors or the shareholders of RTI;

                  (b) contravene, conflict with, or result in a violation of, any judgment, Order or decree applicable to RTI or its assets;

                  (c) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by RTI or that otherwise relates to the business of, or any of the assets owned or used by, RTI;

                  (d) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract;

                  (e) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by RTI; or

                  (f) require RTI to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of transactions contemplated hereunder.

         3.3 ACCREDITED INVESTORS. To the extent that the Shareholders are receiving IPI Common Stock or IPI Series B Stock that has not been registered under the Securities Act, the Shareholders are acquiring the Stock Consideration for their own account and not with a view to distribution within the meaning of
Section 2(11) of the Securities Act. Each Shareholder is an "accredited investor" as such term is defined in Rule 501(a) of the Securities Act.

         3.4 CAPITALIZATION.

             3.4.1 As of the date of this Agreement, the authorized capital stock of RTI consists of 25,000,000 shares of common stock, of which 7,055,000 shares are issued and outstanding and 1,445,000 shares of Series A Preferred Stock, all of which are issued and outstanding. Except as disclosed in Part 3.4 of the Disclosure Schedule, no legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of RTI. All of the outstanding capital stock of RTI has been duly authorized and validly issued and is fully paid and non-assessable. Except for options for the purchase of 888,000 shares of RTI common stock granted under RTI's 2003 Stock Incentive Plan, there are no contracts, arrangements or understandings which require RTI to the issue or sell any of its equity securities. None of the outstanding equity securities or other securities of RTI were issued in violation of the Securities Act or any other Legal Requirement.

             3.4.2 The Shareholders are and will be on the Closing Date the record and beneficial owners and holders of the shares of RTI Common Stock held by them, free and clear of all Encumbrances.


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         3.5 RTI FINANCIAL STATEMENTS. RTI has delivered to IPI audited consolidated balance sheets of RTI (including the report of the independent certified public accountants who performed the audit) for the years ending December 31, 2000, 2001, 2002 and 2003, and the related consolidated statements of income, changes in shareholders' equity, and cash flow for each of the fiscal years then ended (the balance sheet for the year ended December 31, 2003 is referred to herein as the "Balance Sheet"). Such financial statements fairly present the financial condition and the results of operations, changes in shareholders' equity, and cash flow of RTI as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the foregoing balance sheets); the financial statements referred to in this Section 3.5 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than RTI are required by GAAP to be included in the consolidated financial statements of RTI.

         3.6 BOOKS AND RECORDS.

             3.6.1 RTI has delivered to IPI and Merger Sub accurate, correct and complete copies of: (i) RTI's Articles of Incorporation and Bylaws, including all amendments thereto, as presently in effect; (ii) all stock records of RTI, including RTI's stock ledger and copies of any stock certificates issued by RTI; and (iii) all minutes and other records of all meetings and other proceedings (including, without limitation, any actions taken by written consent or otherwise without a meeting) of RTI's shareholders and RTI's board of directors and all committees thereof (collectively, the "Resolutions").

             3.6.2 RTI has made available to IPI and the IPI Representatives all books of account and other financial records of RTI.

             3.6.3 RTI's minute book accurately and completely reflects all material corporate actions of RTI's shareholders and RTI's board of directors and all committees thereof. RTI's books of account and other financial records are accurate and complete and have been maintained in accordance with reasonably sound business practices.

             3.6.4 RTI is not in violation of any of the provisions of its Articles of Incorporation, Bylaws or the Resolutions, and no condition or circumstance exists that likely would (with or without notice or lapse of time) constitute or result directly or indirectly in such a violation.

         3.7 TITLE TO PROPERTIES; ENCUMBRANCES. RTI owns no real property. Part
3.7 of the Disclosure Schedule contains a complete and accurate list of all leaseholds, or other interests therein owned by RTI. RTI owns (with good and marketable title) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own located in the facilities owned or operated by RTI or reflected as owned in the books and records of RTI, including all of the properties and assets reflected in the Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.7 of the Disclosure Schedule and personal property sold since the date of the Balance Sheet in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by RTI since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business). All material properties and assets reflected in the Balance Sheet are free and clear of all Encumbrances other than (a) security interests shown on the Balance Sheet or set forth on Part 3.7 of the Disclosure Schedule as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) security interests incurred in connection with the purchase of property or assets after the date of the Balance Sheet (such security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current taxes not yet due, and (d) the security interest to be granted to the Existing RTI Notes as provided in
Section 6.5.

         3.8 ACCOUNTS RECEIVABLE. Part 3.8 of the Disclosure Schedule contains a complete and accurate list of all accounts receivable as of the date of the Balance Sheet ("Accounts Receivable"), which list sets forth the aging of such Accounts Receivable. All RTI Accounts Receivable represent or will represent valid obligations arising from services actually performed or sales actually made in the Ordinary Course of Business. All of the Accounts Receivable are or will be collectible at the full recorded amount thereof, less any applicable reserves established in accordance with GAAP, in the Ordinary Course of Business. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

         3.9 NO UNDISCLOSED LIABILITIES. Except as set forth in Part 3.9 of the Disclosure Schedule, RTI has no material liabilities or material obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

         3.10 TAXES.

             3.10.1 RTI has filed or caused to be filed on a timely basis all RTI tax returns that are or were required to be filed by it, pursuant to applicable Legal Requirements, except where the failure to so file could or would not have a Material Adverse Effect. Part 3.10 of the Disclosure Schedule contains a complete and accurate list of, all such tax returns filed after December 31, 2000. RTI has paid, or made provision for the payment of, all taxes that have or may have become due pursuant to those tax returns or otherwise, or pursuant to any assessment received by RTI, except such taxes, if any, as are listed in Part 3.10 of the Disclosure Schedule and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet.


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

             3.10.2 The United States federal and state income tax returns of RTI have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through 2000.
Part 3.10 of the Disclosure Schedule contains a complete and accurate list of all audits of all such tax returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in
Part 3.10 of the Disclosure Schedule, are being contested in good faith by appropriate proceedings. Part 3.10 of the Disclosure Schedule describes all adjustments to the United States federal income tax returns filed by RTI for all taxable years since 2000, and the resulting deficiencies proposed by the IRS. Except as described in Part 3.10 of the Disclosure Schedule, RTI has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of taxes of RTI or for which RTI may be liable.

             3.10.3 The charges, accruals, and reserves with respect to taxes on the respective books of RTI are adequate (determined in accordance with GAAP) and are at least equal to that RTI's liability for taxes. There exists no proposed tax assessment against RTI except as disclosed in the Balance Sheet or in Part 3.10 of the Disclosure Schedule. All taxes that RTI is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person, except where any failure to withhold or collect such taxes does not exceed $10,000 in the aggregate.

             3.10.4 All tax returns filed by (or that include on a consolidated basis) RTI are true, correct, and complete in all material respects. There is no tax sharing agreement that will require any payment by RTI after the date of this Agreement. RTI is not, nor within the five-year period preceding the Closing Date has been, an "S" corporation.

         3.11 NO MATERIAL ADVERSE CHANGE. Since December 31, 2003, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of RTI, and no event has occurred or circumstance exist that may result in such a material adverse change.

         3.12 ERISA. RTI is in compliance in all material respects with all applicable provisions of Title IV of the Employee Retirement Income Security Act of 1974, Pub. L. No. 93-406, September 2, 1974, 88 Stat. 829, 29 U.S.C.A. SS
1001 et seq. (1975), as amended from time to time ("ERISA"). Neither a reportable event nor a prohibited transaction (as defined in ERISA) has occurred and is continuing with respect to any "pension plan" (as such term is defined in ERISA, a "Plan"); no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; no circumstances exist which constitute grounds entitling the Pension Benefit Guaranty Corporation (together with any entity succeeding to or all of its functions, the "PBGC") to institute proceedings to terminate, or appoint a trustee to administer a Plan, nor has the PBGC instituted any such proceedings; neither RTI nor any commonly controlled entity (as defined in ERISA) has completely or partially withdrawn from a multi-employer plan (as defined in ERISA). RTI and each commonly controlled entity has met its minimum funding requirements under ERISA with respect to all of its Plans and the present fair market value of all Plan property equals or exceeds the present value of all vested benefits under each Plan, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA and the regulations thereunder for calculating the potential liability of RTI or any commonly controlled entity to the PBGC or the Plan under Title IV or ERISA; and neither RTI nor any commonly controlled entity has incurred any liability to the PBGC under ERISA.

         3.13 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS.

             3.13.1 To the Knowledge of RTI and the Shareholders and except as set forth in Part 3.13 of the Disclosure Schedule, RTI is in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets. No event has occurred or circumstance exists that may constitute or result in a violation by RTI of, or a failure on the part of RTI to comply with, any Legal Requirement, except where such violation or failure would not have a Material Adverse Effect.

             3.13.2 Part 3.13 of the Disclosure Schedule contains a complete and accurate list of each material Governmental Authorization that is held by RTI or that otherwise relates to the business of, or to any of the assets owned or used by, RTI. Each Governmental Authorization listed in Part 3.13 of the Disclosure
Schedule is valid and in full force and effect and, except as set forth in Part
3.13 of the Disclosure Schedule, RTI has been in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.13 of the Disclosure Schedule:

                  (a) To the Knowledge of RTI and the Shareholders, RTI has not received, at any time since July 1, 2000, any notice or other communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

                  (b) Except as otherwise set forth in Part 3.13 of the Disclosure Schedule, all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in
Part 3.13 of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies, except where the failure to so file could or would not have a Material Adverse Effect.

             3.13.3 The Governmental Authorizations listed in Part 3.13 of the Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit RTI to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit RTI to own and use their assets in the manner in which they currently own and use such assets.

         3.14 LEGAL PROCEEDINGS; ORDERS.

             3.14.1 Except as set forth in Part 3.14 of the Disclosure Schedule, there is no pending Proceeding, nor to the Knowledge of RTI and the Shareholders, any Threatened Proceeding that:

                  (a) has been commenced by or against RTI or that otherwise relates to or may affect the business of, or any of the assets owned or used by RTI, that would have a Material Adverse Effect; or

                  (b) challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

             3.14.2 RTI has delivered to IPI copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part
3.14 of the Disclosure Schedule. The Proceedings listed in Part 3.14 of the Disclosure Schedule will not have a Material Adverse Effect on RTI.

             3.14.3 Except as set forth in Part 3.14 of the Disclosure Schedule:

                  (a) there is no Order to which any of RTI or any of the assets owned or used by RTI, is subject; or

                  (b) no officer, director, agent, or employee of RTI is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of RTI.

                  (c) RTI is in material compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject; and

                  (d) RTI has not received, at any time since July 1, 2000, any written notice from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which RTI, or any of the assets owned or used by RTI, is or has been subject.

         3.15 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in Part
3.15 of the Disclosure Schedule, since December 31, 2003, RTI has conducted its businesses only in the Ordinary Course of Business and there has not been any:

             3.15.1 change in RTI's authorized or issued capital stock;

             3.15.2 grant of any stock option or right to purchase shares of capital stock of RTI; issuance of any security convertible into such capital stock;

             3.15.3 grant of any registration rights;

             3.15.4 purchase, redemption, retirement, or other acquisition by RTI of any shares of any such capital stock;

             3.15.5 declaration or payment of any dividend or other distribution or payment in respect of shares of its capital stock;

             3.15.6 amendment to the Organizational Documents of RTI;

             3.15.7 payment or increase by RTI of any bonuses, salaries, or other compensation to any shareholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar contract with any director, officer, shareholder, or employee;

             3.15.8 adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of RTI;

             3.15.9 damage to or destruction or loss of any asset or property of RTI, whether or not covered by insurance, that would result in a Material Adverse Effect;

             3.15.10 entry into, termination of, or receipt of notice of termination of (a) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement or (b) any contracts or transactions involving a total remaining commitment by or to RTI of $15,000 or more, in the aggregate;

             3.15.11 sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of RTI or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of RTI, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

             3.15.12 cancellation or waiver of any claims or rights with an aggregate value to RTI in excess of $15,000;

             3.15.13 material change in the accounting methods used by RTI; or

             3.15.14 agreement in writing by RTI to do any of the foregoing.

         3.16 CONTRACTS; NO DEFAULTS.

             3.16.1 Part 3.16 of the Disclosure Schedule sets forth a complete and accurate list and RTI has delivered to IPI true and complete copies, of all of the contracts of RTI described below and currently in effect:

                  (a) any contract that involves performance of services or delivery of goods or materials by RTI of an aggregate amount or value in excess of $15,000 per annum;

                  (b) any contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of RTI in excess of $15,000 per annum;

                  (c) any contract related to any lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $15,000 per annum and with terms of less than one year);

                  (d) any contract with respect to RTI's Intellectual Property Assets, including agreements with current or former employees, consultants, or contractors regarding the appropriation of RTI's Intellectual Property Assets;

                  (e) any contract with respect to any collective bargaining agreement or other agreement with any labor union or other employee representative of a group of employees;

                  (f) any joint venture, partnership, and other contract (however named) involving RTI sharing any profits, losses, costs, or liabilities with any other Person;

                  (g) any contract containing covenants that in any way purport to restrict the business activity of RTI or limit the freedom of RTI to engage in any line of business or to compete with any Person in any geographical area;

                  (h) any contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

                  (i) any power of attorney that is currently effective and outstanding;

                  (j) any contract for capital expenditures in excess of $15,000 per annum;

                  (k) any contract involving financing or borrowing of money, or evidencing indebtedness, any liability for borrowed money, any obligation for the deferred purchase price of any property in excess of $15,000 per annum, other than in the Ordinary Course of Business;

                  (l) any contract with any Governmental Body;

                  (m) any contract with or between the Shareholders;

                  (n) any written warranty, guaranty, and/or other similar undertaking with respect to contractual performance extended by RTI other than in the Ordinary Course of Business;

                  (o) any amendment, supplement, and modification in writing with respect of any of the foregoing;

excluding end-user licenses and reseller agreements, the forms of which shall be provided by RTI to IPI (each contract set forth in Part 3.16 of the Disclosure Schedule, an "Applicable Contract" and collectively, the "Applicable Contracts"). Part 3.16 also includes a reasonably complete description of the Applicable Contracts, including the identities of the parties to each Applicable Contract, RTI's remaining commitment under each Applicable Contract and RTI's office where details concerning each Applicable Contract are located.

             3.16.2 Except as set forth in Part 3.16 of the Disclosure Schedule:

                  (a) neither Shareholder (nor any related Person of either Shareholder) has or may acquire any rights under, and neither Shareholder has or may become subject to any obligation or liability under, any contract that relates to the business of, or any of the assets owned or used by, RTI;

                  (b) to the Knowledge of RTI and the Shareholders, no officer, director, agent, employee, consultant, or contractor of RTI is bound by any contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of RTI, or (B) assign to RTI or to any other Person any rights to any invention, improvement, or discovery;

                  (c) each Applicable Contract is in full force and effect and is valid and enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and
(ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies;

                  (d) RTI is in material compliance with all applicable terms and requirements of each Applicable Contract under which such RTI has or had any obligation or liability or by which RTI or any of the assets owned or used by RTI is or was bound;

                  (e) to the Knowledge of RTI and the Shareholders, each other Person that has or had any obligation or liability under any Applicable Contract under which an RTI has or had any rights is in material compliance with all applicable terms and requirements of such contract;

                  (f) to the Knowledge of RTI and the Shareholders, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give RTI or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract;

                  (g) to the Knowledge of RTI and the Shareholders, RTI has not given to or received from any other Person at any time, any written notice or other communication regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Applicable Contract.

                  (h) there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to RTI under any Applicable Contract with any Person and no such Person has made written demand for such renegotiation; and

                  (i) all contracts relating to the sale, design, manufacture, or provision of products or services by RTI have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

         3.17 INSURANCE.

             3.17.1 RTI has delivered to IPI:

                  (a) true and complete copies of all policies of insurance currently in effect to which RTI is a party or under which RTI, or any director or officer of RTI is now covered;

                  (b) true and complete copies of all pending applications for policies of insurance; and

                  (c) any statement by the auditor of RTI's financial statements with regard to the adequacy of RTI's coverage or of the reserves for claims.

             3.17.2 Part 3.17 of the Disclosure Schedule describes:

                  (a) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by RTI; and

                  (b) all obligations of RTI to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

             3.17.3 Part 3.17 of the Disclosure Schedule sets forth, by year, for the current policy year and each of the three preceding policy years:

                  (a) a summary of the loss experience under each policy;

                  (b) a statement describing each claim under an insurance policy for an amount in excess of $15,000, which sets forth:

                       (i) the name of the claimant;

                       (ii) a description of the policy by insurer, type of insurance, and period of coverage; and

                       (iii) the amount and a brief description of the claim.

             3.17.4 Except as set forth in Part 3.17 of the Disclosure Schedule:

                  (a) All policies to which RTI is a party or that provide coverage to either Shareholder, RTI, or any director or officer of RTI:

                       (i) are valid, outstanding, and enforceable;

                       (ii) taken together, provide adequate insurance coverage for the assets and operations of RTI for all the risks normally insured against by a Person carrying on the same or similar businesses as RTI;

                       (iii) are sufficient for compliance with all Legal Requirements and contracts to which RTI is a party or by which any of them is bound; and

                       (iv) to the Knowledge of RTI and the Shareholder do not provide for any retrospective premium adjustment or other experienced-based liability on the part of RTI.

                  (b) Since December 20, 2002, RTI has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                  (c) Since December 20, 2002, RTI has paid all premiums due, and has otherwise performed all of its respective obligations, under each policy to which RTI is a party or that provides coverage to RTI or any director or officer thereof.

                  (d) RTI has given notice to the insurer of all claims that may be insured thereby.

         3.18 ENVIRONMENTAL MATTERS.

             3.18.1 RTI is and has been at all times in material compliance with Environmental and Safety Laws. RTI has all necessary permits required under Environmental and Safety Laws for the operation of its business, and is not and has not been in violation of any of the terms and conditions of any of such permits, except for such permits the failure to obtain would not have a Material Adverse Effect. RTI has not received any written notice that alleges that RTI is not in compliance with any Environmental and Safety Law.

             3.18.2 RTI has not generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released or disposed of any hazardous materials (whether lawfully or unlawfully). To the Knowledge of RTI and the Shareholders: (i) there are not and have not been any releases or threatened releases of any hazardous materials at, on or from RTI's facilities, and (ii) no former owner or user of RTI's facilities engaged in any type of manufacturing or commercial activity that might be reasonably expected to generate, manufacture, produce, transport, import, use, treat, refine, process, handle, store, discharge, release or dispose of any hazardous materials (whether lawfully or unlawfully) on RTI's facilities.

         3.19 EMPLOYEES.

             3.19.1 Part 3.19 of the Disclosure Schedule contains a complete and accurate list of the following information for each employee or director of RTI, including each employee on leave of absence: name; job title; current compensation paid or payable and any change in compensation since January 1, 2003; vacation accrued; and service credited for purposes of vesting and eligibility to participate under RTI's pension, retirement, profit-sharing, thrift savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other employee pension benefit plan or employee welfare benefit plan, or any other employee benefit plan or any director plan.

             3.19.2 To the Knowledge of RTI and the Shareholders, no employee, officer or director of RTI is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement ("Proprietary Rights Agreement"), that in any way adversely affects or will affect (a) the performance of his duties as an employee, officer or director of RTI, or (b) the ability of RTI to conduct its business as now conducted or as contemplated by RTI to be conducted after the Effective Time. To the Knowledge of RTI and the Shareholders, no director, officer, or other employee of RTI intends to terminate his employment with RTI.

             3.19.3 Part 3.19 of the Disclosure Schedule also contains a complete and accurate list of the following information for each retired employee or director of RTI, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

         3.20 LABOR RELATIONS; COMPLIANCE. RTI has not been and is not now a party to any collective bargaining or other labor contract. There is not presently pending, existing, or, to the Knowledge of RTI and the Shareholders, Threatened (a) any strike, slowdown, picketing, work stop order, or employee grievance process, (b) any Proceeding against or affecting RTI relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body or organization, or any other labor or employment dispute against or affecting RTI or its premises, or (c) any application for certification of a collective bargaining agent. There is no lockout of any employees by RTI, and no such action is contemplated by RTI. RTI has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. RTI is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements, other than where such failure would not exceed $10,000 in the aggregate.

         3.21 INTELLECTUAL PROPERTY.

             3.21.1 INTELLECTUAL PROPERTY ASSETS. The term "Intellectual Property Assets" includes:

                  (a) the name "Retail Technologies International," all fictional business names, trading names, registered and unregistered trademarks, service marks of RTI, and applications relating thereto (collectively, "Marks");

                  (b) all patents and patent applications (collectively, "Patents");

                  (c) all registered copyrights in both published works and unpublished works (collectively, "Copyrights");

                  (d) all rights in mask works; and

                  (e) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"), owned, used, or licensed by RTI as licensee or licensor.

             3.21.2 AGREEMENTS. Part 3.21 of the Disclosure Schedule includes a list and summary description, including any royalties paid or received by RTI during the last two completed fiscal years, of all material contracts, licenses and agreements to which RTI is a party (i) with respect to the licensing or transfer of RTI's Intellectual Property Assets to any third party, (except for end-user licenses and reseller agreements related to the sale of RTI products in the Ordinary Course of Business); or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property Assets to RTI, except for perpetual, paid-up licenses for commonly available software programs with the value of less than $1,000.

             3.21.3 KNOW-HOW NECESSARY FOR THE BUSINESS.

                  (a) Except as set forth in Part 3.21 of the Disclosure Schedule, the Intellectual Property Assets are all those necessary for the operation of RTI's businesses as they are currently conducted. RTI is the owner of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, Encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

                  (b) Except as set forth in Part 3.21 of the Disclosure Schedule, all former and current employees of RTI have executed written contracts with RTI that assign to RTI all rights to any inventions, improvements, discoveries, or information relating to the business of RTI. To the Knowledge of RTI and the Shareholders, no employee of RTI has entered into any contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than RTI.

             3.21.4 PATENTS.

                  (a) RTI owns no Patents.

                  (b) To the Knowledge of RTI and the Shareholders, none of the products manufactured and sold, nor any process or know-how used by RTI infringe or are alleged to infringe any patent or other proprietary right of any other Person.

             3.21.5 TRADEMARKS.

                  (a) Part 3.21 of Disclosure Schedule contains a complete and accurate list and summary description of all Marks. RTI is the owner of all right, title and interest in and to each of the Marks, free and clear of all liens, security interests, charges, Encumbrances, equities, and other adverse claims.

                  (b) All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

                  (c) No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to the Knowledge of RTI and the Shareholders, no such action is Threatened with respect to any of the Marks.

                  (d) RTI has not received any written notice that any of its Marks are infringing on any trademark or trademark application of any third party.

                  (e) To the Knowledge of RTI and the Shareholders, no Mark is infringed by any trade name, trademark, or service mark of any third party.

             3.21.6 COPYRIGHTS.

                  (a) RTI has no Copyrights.

                  (b) To the Knowledge of RTI and the Shareholders, RTI has not infringed nor is RTI alleged to infringe any copyright of any third party.

         3.22 TRADE SECRETS. RTI has taken all reasonable precautions to protect the secrecy, confidentiality, and value of RTI's Trade Secrets.

         3.23 DISCLOSURE. No representation or warranty of RTI or the Shareholders in this Agreement and no statement in the Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. No notice given pursuant to Section 5.4 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

         3.24 RELATIONSHIPS WITH RELATED PERSONS. Neither Shareholder nor any related Person of the Shareholders or RTI has, or since the first day of the next to last completed fiscal year of RTI has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to RTI's businesses. Neither the Shareholders nor any related Person of Shareholders or of RTI is, or since the first day of the next to last completed fiscal year of RTI has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has
(a) had business dealings or a material financial interest in any transaction with RTI other than business dealings or transactions conducted in the Ordinary Course of Business with RTI at substantially prevailing market prices and on substantially prevailing market terms, or (b) engaged in competition with RTI with respect to any line of the products or services of RTI (a "Competing Business") in any market presently served by RTI. Except as set forth in Part
3.24 of the Disclosure Schedule, no Shareholder or any related Person of Shareholders or of RTI is a party to any contract with, or has any claim or right against, RTI.

         3.25 BROKERS OR FINDERS. RTI, the Shareholders and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.


                                   ARTICLE 4

              REPRESENTATIONS AND WARRANTIES OF IPI AND MERGER SUB

         IPI, Merger Sub and Merger Sub II jointly and severally represent and warrant to RTI and the Shareholders, subject to such exceptions as are specifically disclosed in the disclosure schedule furnished by IPI, Merger Sub and Merger Sub II to RTI and the Shareholders in connection with this Article 4 ("IPI Disclosure Schedule") as follows:

         4.1 ORGANIZATION AND GOOD STANDING. IPI, Merger Sub and Merger Sub II are corporations duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct their business as now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under this Agreement. IPI, Merger Sub and Merger Sub II are duly qualified to do business as foreign corporations and are in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualifications, except where the failure to be so qualified would not have a Material Adverse Effect.

         4.2 AUTHORITY; NO CONFLICT.

             4.2.1 This Agreement constitutes the legal, valid, and binding obligation of IPI, Merger Sub, and Merger Sub II enforceable against IPI, Merger Sub, and Merger Sub II in accordance with its terms. Upon the execution and delivery by IPI, Merger Sub, and Merger Sub II of the Closing Documents, the Closing Documents will constitute the legal, valid, and binding obligations of IPI, Merger Sub, and Merger Sub II, enforceable against each of IPI, Merger Sub, and Merger Sub II in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. IPI, Merger Sub, and Merger Sub II have the right, power and authority to execute and deliver this Agreement and the Closing Documents and to perform their respective obligations under this Agreement and the Closing Documents.

             4.2.2 Except as set forth in Part 4.2 of the IPI Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                  (a) any provision of IPI's Organizational Documents;

                  (b) any resolution adopted by the board of directors or the stockholders of IPI;

                  (c) any Legal Requirement or Order to which IPI may be subject; or

                  (d) any contract to which IPI is a party or by which IPI may be bound.

             4.2.3 Except as set forth in Part 4.2 of the IPI Disclosure Schedule, IPI is not and will not be required to obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         4.3 CAPITALIZATION. As of the date of May 10, 2004, the authorized capital stock of IPI consists of 100,000,000 shares of common stock, of which 52,427,799 shares are issued and outstanding and 5,000,000 shares of Preferred Stock, of which 141,000 are designated as Series A Preferred Stock and are issued and outstanding. The capitalization of IPI is as described in IPI's most recent periodic report filed with the SEC. Except as set forth in Part 4.3 of the IPI Disclosure Schedule, IPI has not issued any capital stock since such filing, other than pursuant to the exercise of employee stock options under IPI's stock option plan(s), the issuance of shares of common stock to employees pursuant to IPI's employee stock purchase plan(s) and pursuant to the conversion or exercise of any Common Stock Equivalents. No person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the Contemplated Transactions. The issuance and sale of the Stock Consideration will not obligate IPI to issue shares of Common Stock or other securities without consideration (other than nominal consideration) to any Person and will not result in a right of any holder of IPI's securities to adjust the exercise, conversion, exchange or reset price under such securities.

         4.4 VALIDITY OF SECURITIES. The IPI Series B Stock, when issued, sold, and delivered in accordance with the terms and for the consideration expressed in this Agreement, will be duly and validly issued (including, without limitation, issued in compliance with applicable federal and state securities laws), fully paid and non-assessable.

         4.5 SECURITIES LAWS. The issuance of the shares of IPI Series B Stock to the holders of RTI Common Stock pursuant to this Agreement and the issuance of the IPI Common Stock upon the conversion of such IPI Series B Stock are and will be exempt from the registration requirements of the Securities Act, and the registration, permit or qualification requirements of any applicable state securities laws.

         4.6 SEC REPORTS; FINANCIAL STATEMENTS. IPI has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as IPI was required by law to file such material) (the foregoing materials, including the exhibits thereto, being collectively referred to herein as the "SEC Reports"). To IPI's Knowledge and as of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder. The financial statements of IPI included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of IPI and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

         4.7 MATERIAL CHANGES. Since December 31, 2003, except as disclosed in the SEC Reports, (i) there has been no event, occurrence or development that has had or that could have a Material Adverse Effect on IPI, (ii) IPI has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the Ordinary Course of Business consistent with past practice and (B) liabilities not required to be reflected in IPI's financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC, (iii) IPI has not altered its method of accounting, and (iv) IPI has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock.

         4.8 LITIGATION. Except as disclosed in the SEC Reports or in Part 4.8, there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the Knowledge of IPI, threatened against or affecting IPI, any Subsidiary of IPI or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an "Action") which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) could, if there were an unfavorable decision, have a Material Adverse Effect. Neither IPI nor any Subsidiary of IPI, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been any formal investigation, and to the Knowledge of IPI, there is not pending or contemplated, any investigation by the SEC involving IPI or any current or former director or officer of IPI. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by IPI or any Subsidiary of IPI under the Exchange Act or the Securities Act.

         4.9 NO DISAGREEMENTS WITH ACCOUNTANTS OR LAWYERS. There are no disagreements of any kind presently existing, or reasonably anticipated by IPI to arise, between the accountants and lawyers presently employed by IPI and IPI is current with respect to any fees owed to its accountants and lawyers.

         4.10 CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced against IPI and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To IPI's Knowledge, no such Proceeding has been Threatened.

         4.11 BROKERS OR FINDERS. IPI and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold RTI and the Shareholders harmless from any such payment alleged to be due by or through IPI as a result of the action of IPI or its officers or agents.


                                   ARTICLE 5

              CONDUCT OF RTI AND SHAREHOLDERS PRIOR TO CLOSING DATE

         5.1 ACCESS AND INVESTIGATION. Between the date of this Agreement and the Closing Date, RTI and the Shareholders will, or through their Representatives will afford IPI and its Representatives full and free access to RTI's personnel, properties, contracts, books and records, related documents and data, and such additional financial, operating, and other data and information, as IPI may reasonably request.

         5.2 OPERATION OF THE BUSINESSES OF THE RTI. Between the date of this Agreement and the Closing Date, RTI and the Shareholders will, or through their Representatives will:

             5.2.1 conduct the business of RTI only in the Ordinary Course of Business;

             5.2.2 use their Best Efforts to preserve intact the current business organization of RTI, keep available the services of all Representatives of RTI, and maintain the relations and good will with suppliers, customers, landlords, creditors, Representatives, and any other Persons that have business relationships with RTI;

             5.2.3 confer with IPI concerning operational matters of a material nature; and

             5.2.4 otherwise report periodically to IPI concerning the status of the business, operations, and finances of RTI.

         5.3 NEGATIVE COVENANT. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, RTI will not, without the prior consent of IPI, (i) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.15 is likely to occur, or (ii) incur any indebtedness for borrowed funds under RTI's credit facility with Silicon Valley Bank.

         5.4 NOTIFICATION. Between the date of this Agreement and the Closing Date, RTI and the Shareholders will promptly notify IPI in writing if RTI becomes aware of any fact or condition that causes or constitutes a breach of any of RTI's representations and warranties in this Agreement as of the date of this Agreement or at any time prior to the Closing Date (except as expressly contemplated by this Agreement). If any such fact or condition requires any change in the Disclosure Schedule in order for the Disclosure Schedule to be accurate as of the Closing Date, RTI will promptly deliver to IPI a supplement to the Disclosure Schedule specifying such change. During the same period, RTI will promptly notify IPI of the occurrence of any breach of any covenant of RTI in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.

         5.5 PAYMENT OF INDEBTEDNESS BY RELATED PERSONS. Except as expressly provided in this Agreement, RTI will cause all indebtedness owed to RTI by either Shareholder, including without limitation all notes receivable, employee advances, and shareholder advances to be paid in full prior to Closing.

         5.6 NO NEGOTIATION. Until such time, if any, as this Agreement is terminated pursuant to Article 11, neither the RTI nor the Shareholders will or will permit their Representatives to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than IPI) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of RTI, the sale of any of the capital stock of RTI, or any merger, consolidation, business combination, or similar transaction involving RTI.


                                   ARTICLE 6

                                    COVENANTS

         6.1 REQUIRED FILINGS. RTI will, or through its Representatives will, cooperate with IPI with respect to all filings that IPI elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions.

         6.2 CONSENTS. RTI will use reasonable commercial efforts to obtain the consents, waivers and approvals identified in Part 3.2 of the Disclosure Schedule. IPI will use reasonable commercial efforts to obtain the consents, waivers and approvals identified in Part 4.2 of the IPI Disclosure Schedule.

         6.3 EMPLOYEES. Except as otherwise provided in this Agreement, all persons who are employees of RTI immediately prior to the Closing Date shall be deemed "at will" employees of the Surviving Corporation from and after the effective time of the Second-Step Merger. Each employee of RTI who continues as an employee of Surviving Corporation after the Closing Date shall be referred to hereafter as a "Continuing Employee." Continuing Employees shall be eligible to receive benefits in connection with their employment consistent with IPI's applicable human resources policies. The Surviving Corporation will give Continuing Employees full credit under its benefit plans, if any, for prior service at RTI for purposes of eligibility, vesting, benefit accrual, and determination of the level of benefits to the extent permissible under applicable law and the relevant plan documents.

         6.4 RTI SHAREHOLDER NOTES. On or before the Closing, the Shareholders shall pay the outstanding principal and interest due on any such outstanding debts owed by such Shareholders to RTI.

         6.5 EXISTING PROMISSORY NOTES. IPI, Merger Sub, and Merger Sub II acknowledge that RTI issued certain promissory notes on December 20, 2002 to certain former shareholders in connection with the repurchase of their interests in RTI (the "Existing RTI Notes"). IPI, Merger Sub, and Merger Sub II further acknowledge that, as a result of the Contemplated Transactions, the maturity of the Existing RTI Notes would, by their terms, accelerate effective as of the Closing Date. IPI, Merger Sub, and Merger Sub II agree, in lieu of such acceleration, to (i) cause the Surviving Corporation to assume the Existing RTI Notes and all of RTI's obligations thereunder as they may be amended prior to the Closing, and (ii) that Merger Sub II shall pay an aggregate bonus of $414,000 to the holders of such Existing RTI Notes at the Closing, to be distributed to the holders of the Existing RTI Notes as determined by RTI. The Existing RTI Notes shall be amended and restated to (a) to increase the aggregate principal amount of such Existing RTI Notes by approximately $500,000 to be distributed pro rata among the holders of the Existing RTI Notes as determined by RTI, (b) increase the interest rate on the Existing RTI Notes to 6.5% per annum, and (c) to make such other amendments that may be acceptable to IPI. IPI, Merger Sub, and Merger Sub II also acknowledge and agree that the Existing RTI Notes, as amended, shall be secured by the accounts receivable of the Surviving Corporation pursuant to the Security Agreement. IPI acknowledges and agrees that it shall enter into an agreement with Shareholders, pursuant to which the Shareholders shall execute and deliver the Pledge Agreement for the benefit of the holders of the Existing RTI Notes.

         6.6 IPI BOARD OF DIRECTORS AND OFFICERS. IPI shall take all reasonable steps necessary to elect Mike Tomczak to its board of directors as soon as practicable following the Effective Time. IPI shall take all reasonable steps necessary to appoint Mike Tomczak as President and Chief Operating Officer, and Jeff Boone as Chief Technology Officer, of IPI, as soon as practicable after the Effective Time.

         6.7 REPRESENTATIONS BY INTUIT. RTI will use commercially reasonable efforts to obtain the representation from Intuit prior to the Effective Time that it is record and beneficial owner and holder of the shares of RTI Preferred Stock held by it, free and clear of all Encumbrances.

         6.8 IPI STOCKHOLDERS MEETING. IPI shall hold its annual stockholders meeting on or prior to August 31, 2004 and shall include a proposal to increase the authorized number of shares of IPI Common Stock to 200,000,000 (the "Amendment"). IPI shall use its Best Efforts to (i) cause such Amendment to be approved at such stockholders meeting, and (ii) cause the Amendment to be filed to as soon as practicable after the stockholders meeting but not later than five
(5) business days thereafter.

         6.9 VOTING AGREEMENTS. IPI shall use its Best Efforts to have a voting agreement in a form mutually acceptable to the Parties (the "Voting Agreement") executed by Sage and the other IPI stockholders set forth therein.

         6.10 FILING OF FORMS S-8. IPI shall file a Form S-8 to register the shares of IPI Common Stock that may be issued under the RTI 2003 Stock Incentive Plan as soon as practicable after the filing of IPI's Form 10-K for fiscal year ended March 31, 2004, but in no event later than fifteen (15) days thereafter.

         6.11 BEST EFFORTS. Between the date of this Agreement and the Closing Date, both IPI and RTI will use its Best Efforts to cause the conditions in
Article 7 to be satisfied.

         6.12 COMPLETION OF SECOND-STEP MERGER. Immediately following the Effective Time hereunder, IPI, RTI and Merger Sub II shall cause the Second-Step Merger to be completed pursuant to the Agreement of Merger.

         6.13 TAX-FREE REORGANIZATION. Prior to the Closing, IPI will not take any action that could prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code. None of IPI, RTI, Merger Sub, Merger Sub II, or the Shareholders, either before or after the completion of the Reverse Merger or the Second-Step Merger, directly or on behalf of RTI or the Surviving Corporation, will take any action that would prevent the Reverse Merger and the Second-Step Merger from being treated for federal income tax purposes as a single, integrated transaction which is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Code. Following the Merger, IPI will comply with the record-keeping and information filing requirements of Section 1.368-3 of the Regulations.


                                   ARTICLE 7

                              CONDITIONS TO CLOSING

         7.1 CONDITIONS TO OBLIGATIONS OF IPI. IPI's obligation to effect the Merger and to take the other actions required to be taken by IPI at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by IPI, in whole or in part):

             7.1.1 ACCURACY OF RTI'S REPRESENTATIONS. All of RTI's and the Shareholders' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date (except that representations and warranties given as of a specific date shall be true and correct only as of such date), and IPI shall have received a certificate from RTI and the Shareholders to such effect.

             7.1.2 RTI'S PERFORMANCE. All of the covenants and obligations that RTI is required to perform or to comply with, and all of the consents identified in this Agreement must be obtained, pursuant to this Agreement at or prior to the Closing (considered collectively), each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects, and IPI shall have received a certificate from RTI and the Shareholders to such effect.

             7.1.3 CONSENTS. Each of the consents identified in Part 3.2 of the Disclosure Schedule must have been obtained and must be in full force and effect.

             7.1.4 ADDITIONAL DOCUMENTS. Each of the following documents must have been delivered to IPI:

                  (a) an opinion of RTI's counsel dated the Closing Date, in a form mutually acceptable to the Parties, and

                  (b) such other documents RTI is required to deliver to IPI pursuant to this Agreement.

             7.1.5 NO PROCEEDINGS. At Closing there shall not have been commenced or Threatened against IPI, or any Person affiliated with IPI, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

             7.1.6 NO INJUNCTION. There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

             7.1.7 EMPLOYMENT AGREEMENTS. Merger Sub II shall enter into Employment Agreements with each of Michael Tomczak and Jeffrey Boone in a form mutually acceptable to the parties thereto.

             7.1.8 NON-COMPETITION AGREEMENTS. IPI shall enter into Non-Competition Agreements with each of Michael Tomczak and Jeffrey Boone in a form mutually acceptable to the parties thereto.

             7.1.9 EXISTING NOTES. All of the holders of the Existing RTI Notes shall have consented to the assumption of such notes, as amended and restated, by the Surviving Corporation as set forth in Section 6.5 hereof.

         7.2 CONDITIONS PRECEDENT TO SHAREHOLDERS' AND RTI'S OBLIGATION TO CLOSE. The obligation of RTI and the Shareholders to consummate the Contemplated Transactions and to take the other actions required to be taken by RTI and the Shareholders at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by RTI, in whole or in part):

             7.2.1 ACCURACY OF IPI'S REPRESENTATIONS. All of the representations and warranties made by IPI, Merger Sub and Merger Sub II in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, and RTI shall have received a certificate from each of IPI, Merger Sub, and Merger Sub II to such effect.

             7.2.2 IPI'S PERFORMANCE. All of the covenants and obligations that IPI is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects, and RTI shall have received a certificate from each of IPI, Merger Sub, and Merger Sub II to such effect.

             7.2.3 CONSENTS. Each of the consents identified in Part 4.2 of the IPI Disclosure Schedule must have been obtained and must be in full force and effect.

             7.2.4 ADDITIONAL DOCUMENTS. IPI must have caused the following documents to be delivered to Shareholders:

                  (a) an opinion of IPI's counsel dated the Closing Date, in a form mutually accpetable to the Parties; and

                  (b) such other documents IPI is required to deliver to RTI pursuant to this Agreement.

             7.2.5 NO INJUNCTION. There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions; and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

             7.2.6 EMPLOYMENT AGREEMENTS. IPI shall enter into Employment Agreements with each of Michael Tomczak and Jeffrey Boone in substantially the form mutually acceptable to the parties thereto.

             7.2.7 REGISTRATION RIGHTS. The holders of RTI Common Stock and RTI Preferred Stock shall receive registration rights for IPI's Common Stock issued to such holders as Stock Consideration in the form of a mutually acceptable Registration Rights Agreement.

             7.2.8 CERTIFICATE OF DESIGNATION. IPI shall have filed the Certificate of Designation mutually acceptable to the Parties, designating the IPI Series B Stock with the Delaware Secretary of State.

             7.2.9 VOTING AGREEMENT. The Voting Agreement shall have been executed by Sage and those certain other IPI shareholders set forth therein.

             7.2.10 SIDE LETTER. The side letter in a form mutually acceptable to the Parties shall be executed by IPI.

         7.3 DELIVERIES BY RTI AND THE SHAREHOLDERS. On the Closing Date, RTI and the Shareholders shall deliver the following items, all of which shall be in a form and substance acceptable to IPI and IPI's counsel:

             7.3.1 this Agreement, duly executed by RTI and the Shareholders;

             7.3.2 the stock certificates representing all the outstanding shares of RTI Common Stock and RTI Preferred Stock;

             7.3.3 a certificate executed by RTI certifying to IPI, Merger Sub, and Merger Sub II that each of RTI's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to the any supplements to the Disclosure Schedule that were delivered by RTI in accordance with Section 5.4) and that RTI has performed in all material respects all obligations required to be performed by RTI under this Agreement at or prior to the Closing Date;

             7.3.4 a certificate executed by each Shareholder certifying to IPI, Merger Sub, and Merger Sub II that each of the Shareholders' representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to the any supplements to the Disclosure Schedule that were delivered by RTI in accordance with Section 5.4) and that the Shareholders have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date;

             7.3.5 Employment Agreements executed by Michael Tomczak and Jeffrey Boone in a form mutually acceptable to the parties thereto;

             7.3.6 Non-Competition Agreements executed by Michael Tomczak and Jeffrey Boone in a form mutually acceptable to the parties thereto;

             7.3.7 an opinion of RTI's counsel dated as of the Closing Date, in a form mutually acceptable to the Parties.

             7.3.8 a certificate executed by the Secretary of RTI attaching certified copies of (i) RTI's Organizational Documents; (ii) resolutions of RTI's Board of Directors and the Shareholders authorizing the execution, delivery and performance of RTI's obligations under this Agreement; and (iii) resolutions of shareholder of RTI approving this Agreement and the Contemplated Transactions;

             7.3.9 a counterpart to the Registration Rights Agreement executed by RTI and the holders of its capital stock;

             7.3.10 a counterpart to the Voting Agreement executed by RTI;

             7.3.11 a counterpart to the Security Agreement executed by RTI;

             7.3.12 a counterpart to the Agreement pursuant to Section 6.5 executed by RTI; and

             7.3.13 any other documents RTI or the Shareholders are required to deliver pursuant to this Agreement.

         7.4 DELIVERIES BY IPI, MERGER SUB, AND MERGER SUB II. On the Closing Date, IPI, Merger Sub, and Merger Sub II shall deliver the following items:

             7.4.1 this Agreement, duly executed by IPI, Merger Sub, and Merger Sub II;

             7.4.2 the Stock Consideration and the Closing Notes duly executed by IPI;

             7.4.3 a certificate executed by IPI, Merger Sub, and Merger Sub II to the effect that, except as otherwise stated in such certificate, each of the representations and warranties made by IPI, Merger Sub, and Merger Sub II in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date and that IPI, Merger Sub, and Merger Sub II have performed in all material respects all obligations required to be performed under this Agreement at or prior to the Closing Date;

             7.4.4 the Employment Agreements executed by IPI;

             7.4.5 the Non-Competition Agreements executed by IPI;

             7.4.6 an opinion of IPI's counsel dated as of the Closing Date in a form mutually acceptable to the Parties;

             7.4.7 a certificate executed by the secretary of IPI attaching certified copies of (i) IPI's Organizational Documents and (ii) the resolutions of IPI's Board of Directors authorizing the execution, delivery and performance of IPI's obligations under this Agreement;

             7.4.8 a certificate executed by the secretary of Merger Sub attaching certified copies of copies of (i) Merger Sub's Organizational Documents; (ii) resolutions of Merger Sub's Board of Directors authorizing the execution, delivery and performance of Merger Subs' obligations under this Agreement; and (iii) resolutions of Merger Sub's sole shareholder approving this Agreement and the Contemplated Transactions;

             7.4.9 a certificate executed by the secretary of Merger Sub II attaching certified copies of copies of (i) Merger Sub II's Organizational Documents; (ii) resolutions of Merger Sub II's Board of Directors authorizing the execution, delivery and performance of Merger Sub II's obligations under this Agreement; and (iii) resolutions of Merger Sub II's sole shareholder approving this Agreement and the Contemplated Transactions;

             7.4.10 a counterpart to the Registration Rights Agreement executed by IPI;

             7.4.11 a counterpart to the Voting Agreement executed by IPI;

             7.4.12 a counterpart to the side letter agreement by and among Intuit, IPI and RTI dated an even date herewith, in a form mutually acceptable to the Parties, executed by IPI;

             7.4.13 a copy of the Certificate of Designation certified by the Delaware Secretary of State;

             7.4.14 a counterpart to the Security Agreement executed by IPI and Merger Sub II;

             7.4.15 a counterpart to the Agreement pursuant to Section 6.5 executed by IPI;

             7.4.16 a counterpart to the Security Agreement executed by IPI and Merger Sub II; and

             7.4.17 any other documents IPI, Merger Sub or Merger Sub II are required to deliver pursuant to this Agreement.


                                   ARTICLE 8

                            INDEMNIFICATION REMEDIES

         8.1 SURVIVAL. All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedule and IPI Disclosure Schedule (including any supplements made thereto), the certificates delivered pursuant to Sections 7.3 and 7.4, and any other certificate or document delivered pursuant to this Agreement will survive the Closing for a period of 18 months. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

         8.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY RTI. RTI and the Shareholders, jointly and severally, will indemnify and hold harmless IPI, Merger Sub, Merger Sub II and their respective Representatives, stockholders, controlling persons, and Affiliates for, and will pay to the indemnified party the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third- party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

             8.2.1 any breach of any representation or warranty made by RTI or the Shareholders in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Disclosure Schedule, other than any such breach that is disclosed in a supplement to the Disclosure Schedule and is expressly identified in the certificate delivered pursuant to Section 7.3.3 as having caused the condition specified in Section 7.1.1 not to be satisfied;

             8.2.2 any breach by either Shareholder of any covenant or obligation of the Shareholders in this Agreement; or

             8.2.3 any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Shareholder or RTI (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

         8.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY IPI. IPI will indemnify and hold harmless RTI, and will pay to RTI the amount of any Damages arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by IPI in this Agreement or in any certificate delivered by IPI pursuant to this Agreement, (b) any breach by IPI of any covenant or obligation of IPI in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with IPI (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

         8.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. If the Closing occurs, neither RTI nor any of the Shareholders will have any liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Section 3.4 (Capitalization) and Section 3.21 (Intellectual Property), unless on or before the 18 months after the Closing Date IPI notifies RTI of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by IPI; a claim with respect to
Section 3.4 (Capitalization) and Section 3.21 (Intellectual Property), or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date, may be made at any time. If the Closing occurs, IPI will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the one year anniversary of the Closing Date RTI notifies IPI of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by RTI.

         8.5 LIMITATIONS ON AMOUNT--RTI. Neither RTI nor any Shareholder will have liability (for indemnification or otherwise) with respect to the matters described in Article VIII until the total of all Damages with respect to such matters exceeds $100,000 in the aggregate, and then only for the amount by which such Damages exceed $100,000, up to but not exceeding an aggregate amount of Damages payable by either RTI or the Shareholders of $1,400,000. However, the limitations set forth in this Section 8.5 will not apply to any breach of any of RTI's and the Shareholders' representations and warranties of which either RTI or the Shareholders had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach by either RTI or the Shareholders of any covenant or obligation, and RTI will be jointly and severally liable for all Damages with respect to such breaches.

         8.6 LIMITATIONS ON AMOUNT--IPI. IPI will have no liability (for indemnification or otherwise) with respect to the matters described in Section
8.3 until the total of all Damages with respect to such matters exceeds $75,000 and then only for the amount by which such Damages exceed $75,000. However, this
Section 8.6 will not apply to any breach of any of IPI's representations and warranties of which IPI had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach by IPI of any covenant or obligation, and IPI will be liable for all Damages with respect to such breaches.

         8.7 PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS.

             8.7.1 Promptly after receipt by an indemnified party of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under Sections 8.2 or 8.3, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

             8.7.2 If any Proceeding referred to in Section 8.7.1 is brought against an indemnified party and such indemnified party gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (a) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (b) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as the indemnifying party diligently conducts such defense, be liable to the indemnified party under this Article 8 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (a) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (b) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (i) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (ii) the sole relief provided is monetary damages that are to be paid in full by the indemnifying party; and (c) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after such notice is given to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

             8.7.3 Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

         8.8 PROCEDURE FOR INDEMNIFICATION-OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.


                                   ARTICLE 9

                            TERMINATION OF AGREEMENTS

         9.1 STOCK OWNERSHIP AGREEMENT. Effective upon the Closing, any Shareholder's Buy-Sell or similar agreement existing among RTI and any holders of RTI Common Stock or RTI Preferred Stock the Shareholders shall be deemed terminated and of no further force and effect.

         9.2 TERMINATION OF EMPLOYMENT AGREEMENTS.

             9.2.1 Effective upon the Closing, any and all employment agreements existing between RTI and any Shareholder shall be terminated and of no further force and effect.

             9.2.2 Each Shareholder fully and forever releases and discharges RTI, IPI, Merger Sub, Merger Sub II and their Representatives, Affiliates and assigns from any and all claims, demands, damages, liabilities and obligations, whether known or unknown, in any way relating to any agreements that were terminated in accordance with this Section 9.2.

9.2.3 Each Shareholder expressly waives all rights under Section 1542 of the California Civil Code with regard to the release set forth in Section 9.2.1 above, which provides:

         "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if know by him, must have materially affected his settlement with the debtor."

                                   ARTICLE 10

                             POST-CLOSING COVENANTS

         10.1 KEY MAN LIFE INSURANCE. Each Shareholder shall make himself reasonably available and shall cooperate with IPI to permit IPI to obtain key-man insurance on his life for the benefit of IPI.

         10.2 CONDUCT OF BUSINESS.

             10.2.1 IPI and the Shareholders confirm that it is their intention that the day to day business of the Surviving Corporation will continue to be directed by its Board of Directors and conducted in generally the same manner as RTI has historically been operated.

             10.2.2 IPI and the Shareholders desire that, after the Closing of the transaction contemplated by the Agreement, the day-to-day management of the Surviving Corporation shall continue to be managed by Michael Tomczak and Jeffrey Boone, subject to the direction of the Board of Directors of the Surviving Corporation.

10.3 CONVERSION OF SERIES B PREFERRED STOCK. IPI shall use its Best Efforts to cause the conversion of the Series B Preferred Stock into Common Stock as soon as practicable after the next annual meeting of the stockholders.


                                   ARTICLE 11

                                   TERMINATION

         11.1 TERMINATION. Except as provided in Section 11.2 hereof, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date by:

             11.1.1 mutual agreement of RTI, the Shareholders and IPI;

             11.1.2 IPI, the Shareholders or RTI if the Closing Date shall not have occurred by June 30, 2004; provided, however, that the right to terminate this Agreement under this Section 11.1.2 shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement;

             11.1.3 IPI, the Shareholders or RTI if: (i) there shall be a final non-appealable Order of a federal or state court in effect preventing consummation of the Merger, or (ii) there shall be any statute, rule, regulation or Order enacted, promulgated or issued or deemed applicable to the Closing by any Governmental Body that would make consummation of the Closing illegal; or

             11.1.4 IPI if there shall be any action taken, or any statute, rule, regulation or Order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Body, which would: (i) prohibit IPI's ownership or operation of any portion of the business of RTI or (ii) compel IPI or RTI to dispose of or hold separate all or any portion of the business or assets of RTI or IPI as a result of the Merger.

         11.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 11.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of IPI, RTI or the Shareholders, or their respective officers, directors or shareholders, if applicable; provided, however, that each party hereto shall remain liable for any breaches of this Agreement prior to its termination; and provided further, however, that, Article 11 hereof and this Section 11.2 shall remain in full force and effect and survive any termination of this Agreement.


                                   ARTICLE 12

                                  MISCELLANEOUS

         12.1 GOVERNING LAWS AND VENUE. It is the intention of the Parties that the internal laws of the State of California (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the Parties. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement, (a) if initiated by IPI shall be brought against any of the other parties only in the courts of the State of California, County of Sacramento or, if it has or can acquire the necessary jurisdiction, in the United States District Court for the Central District of California, and (b) if initiated by the Shareholders shall be brought against any of the other parties only in the courts of the State of California, County of San Diego, or, if it has or can acquire the necessary jurisdiction, in the United States District Court for the Southern District of California. Each of the parties consents to the exclusive jurisdiction of such courts (and the appropriate appellate courts) as determined in accordance with this Section 12.1 in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

         12.2 BINDING UPON SUCCESSORS AND ASSIGNS. Subject to, and unless otherwise provided in, this Agreement, each and all of the covenants, terms, provisions, and agreements contained herein shall be binding upon, and inure to the benefit of, the permitted successors, executors, heirs, Representatives, administrators and assigns of the Parties. Neither RTI nor any Shareholder shall assign this Agreement to any person or Entity (including by operation of law) without the prior written consent of IPI, which consent shall not be unreasonably withheld.

         12.3 SEVERABILITY. Each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement or the application of such provision to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected by such invalidity or unenforceability, unless such provision or such application of such provision is essential to this Agreement.

         12.4 ENTIRE AGREEMENT. This Agreement, the agreements and instruments executed concurrently herewith and referenced herein, and the exhibits thereto, constitute the entire understanding and agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the Parties with respect hereto and thereto.

         12.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the Parties reflected hereon as signatories.

         12.6 EXPENSES. Except as provided to the contrary herein, each party shall pay all of its own costs and expenses incurred with respect to the negotiation, execution and delivery of this Agreement and the agreements and instruments executed concurrently herewith and referenced herein. No other legal, accounting, investment banking, broker's and finder's fees incurred by RTI or the Shareholders in connection with the transactions contemplated by this Agreement shall be borne or assumed by IPI.

         12.7 AMENDMENT AND WAIVERS. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of a default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

         12.8 SURVIVAL OF AGREEMENTS. All covenants, agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement for the applicable time period set forth in this Agreement and the consummation of the transactions contemplated hereby notwithstanding any investigation of the Parties.

         12.9 NO WAIVER. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

         12.10 ATTORNEYS' FEES. If any litigation, arbitration, mediation, or other Proceeding is initiated by any party against any other party to enforce, interpret or otherwise obtain judicial or quasi-judicial relief in connection with this Agreement, the prevailing party in such Proceeding shall be entitled to recover from the unsuccessful party all costs, expenses, actual attorney's and expert witness fees, relating to or arising out of (1) such Proceeding (whether or not such Proceeding proceeds to judgment), and (2) any post-judgment or post-award proceeding including, without limitation, one to enforce any judgment or award resulting from any such Proceeding. Any such judgment or award shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, actual attorney and expert witness fees.

         12.11 NOTICES. Any notice provided for or permitted under this Agreement will be treated as having been given when (a) delivered personally,
(b) sent by confirmed telecopy, (c) sent by commercial overnight courier with written verification of receipt, or (d) mailed postage prepaid by certified or registered mail, return receipt requested, to the party to be notified, at the address set forth below, or at such other place of which the other party has been notified in accordance with the provisions of this Section 12.11.

         IF TO RTI:                      Retail Technologies International, Inc.
                                         2330 East Bidwell Street, Suite 110
                                         Folsom, CA 95630
                                         Attn:  Mike Tomczak

                                         WITH COPY TO RTI'S COUNSEL:

                                         Morrison & Foerster, LLP
                                         400 Capitol Mall, Suite 2600
                                         Sacramento, CA  95814
                                         Attn:  Christopher L. Russell, Esq.
                                         Facsimile:  (916) 448-3222

         IF TO IPI, MERGER SUB
         OR MERGER SUB II:               Island Pacific, Inc.
                                         19800 MacArthur Blvd., Suite 1200
                                         Irvine, California  92612

                                         WITH COPY TO IPI'S COUNSEL:

                                         Solomon Ward Seidenwurm & Smith, LLP
                                         401 B Street, Suite 1200
                                         San Diego, California  92101
                                         Attn: Harry J. Proctor, Esq.
                                         Facsimile:  (619) 231-4755

         IF TO SHAREHOLDER(S):           Retail Technologies International, Inc.
                                         2330 East Bidwell Street, Suite 110
                                         Folsom, CA 95630
                                         Attn:  Mike Tomczak or Jeffrey Boone
                                             (as applicable)

Such notice will be treated as having been received upon actual receipt, except that if it is sent by mail in accordance with this Section 12.11, then it shall be deemed given, delivered and received three days after the date such notice or other communication is deposited with the United States Postal Service.

         12.12 CONSTRUCTION OF AGREEMENT. This Agreement has been negotiated by the respective Parties and their attorneys and the language hereof shall not be construed for or against any party. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole.

         12.13 PRONOUNS. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, Entity or Entities may require.

         12.14 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to evidence and reflect better the Contemplated Transactions and to carry into effect the intents and purposes of this Agreement.

         12.15 PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as IPI determines. Unless consented to by IPI in advance or required by Legal Requirements, prior to the Closing, RTI and the Shareholders shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person unless and until such time as this Agreement is publicly disclosed. RTI and the Shareholders and IPI will consult with each other concerning the means by which RTI's employees, customers, and suppliers and others having dealings with RTI will be informed of the Contemplated Transactions, and IPI will have the right to be present for any such communication.







                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.



ISLAND PACIFIC, INC.                    RETAIL TECHNOLOGIES INTERNATIONAL, INC.
a Delaware corporation                  a California corporation


By: /s/ Steven Beck                     By: /s/ Michael Tomczak
    --------------------------------        --------------------------------
    Steven Beck                             Michael Tomczak
    President                               President

By: /s/ Ran Furman                      By: /s/ Jeffrey Boone
    --------------------------------        --------------------------------
    Ran Furman                              Jeffrey Boone
    Secretary                               Secretary


IPI MERGER SUB, INC.
a Delaware corporation


By: /s/ Steven Beck                     By: /s/ Michael Tomczak
    --------------------------------        --------------------------------
    Steven Beck                             Michael Tomczak
    President                               Shareholder

By: /s/ Ran Furman
    --------------------------------
    Ran Furman
    Secretary


IPI MERGER SUB II, INC.
a Delaware corporation


By: /s/ Steven Beck                     By: /s/ Jeffrey Boone
    --------------------------------        --------------------------------
    Steven Beck                             Jeffrey Boone
    President                               Shareholder

By: /s/ Ran Furman
    --------------------------------
    Ran Furman
    Secretary

                                   APPENDIX 1

                                   DEFINITIONS
                                   -----------

"Accounts Receivable" shall have the meaning set forth in Section 3.8.

"Action" shall have the meaning set forth in Section 4.8.

"Affiliate" shall have the meaning set forth in the rules and regulations promulgated by the Securities and Exchange Commission pursuant to the Securities Act.

"Agreement" shall mean this Agreement of Merger and Plan of Reorganization.

"Agreement of Merger" shall mean the Agreement of Merger entered into concurrently herewith by and among RTI, IPI and Merger Sub II.

"Agreement pursuant to Section 6.5" shall mean the Agreement entered into by and among IPI and the Shareholders, dated an even date herewith, pursuant to Section
6.5 of this Agreement.

"Applicable Contract" shall have the meaning set forth in Section 3.16.1.

"Articles of Incorporation" with respect to RTI, shall mean the articles of incorporation of RTI, as amended and in effect on the date hereof.

"Balance Sheet" shall have the meaning set forth in Section 3.5.

"Best Efforts" shall mean the efforts that a prudent Person desiring to achieve a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

"Bylaws" shall mean, with respect to RTI, shall mean the bylaws of RTI, as amended an in effect on the date hereof.

"California Law" shall have the meaning set forth in Section 1.1.1.

"Certificates" shall have the meaning set forth in Section 2.5.

"Certificates of Merger" shall mean, collectively, the First-Step Certificates of Merger and the Second-Step Certificates of Merger.

"Closing" and "Closing Date" shall have the meanings set forth in Section 1.2.

"Closing Documents" shall mean all of the documents to be delivered pursuant to
Section 7.3.

"Closing Notes" shall have the meaning set forth in Section 2.1.

"Code" means the Federal Internal Revenue Code of 1986, as amended (set forth in Recital E).

"Common Stock Equivalent" shall mean any security convertible into common stock, including without limitation any option, warrant, convertible stock or convertible debenture.

"Contemplated Transactions" shall mean the Merger and the transactions contemplated under this Agreement (including the Disclosure Schedule delivered pursuant to Article 3 hereof and IPI Disclosure Schedule delivered pursuant to
Article 4 hereof) and the documents or agreements required to be delivered hereunder.

"Continuing Employee" shall have the meaning set forth in Section 6.3.

"Contract," with respect to a Party, shall mean any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding on such Party and currently in effect.

"Copyrights" shall have the meaning set forth in Section 3.21.1(c).

"Damages" shall include any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including reasonable attorneys' fees), charge, interest, costs (including reasonable costs of investigation) or reasonable related third party expenses.

"Delaware Law" shall have the meaning set forth in Section 1.1.1.

"Disclosure Schedule" shall have the meaning set forth in Article 3.

"Effective Time" shall have the meaning set forth in Section 1.3.

"Employment Agreements" shall mean the employment agreements dated an even date herewith, entered into between IPI and each of the Shareholders, as set forth in
Section 7.1.7 and Section 7.2.6.

"Encumbrance" shall mean any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

"Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

"Environmental and Safety Laws" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and Orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including, without limitation, the public.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Existing RTI Notes" shall have the meaning set forth in Section 6.5.

"First-Step Certificates of Merger" shall mean the Certificates of Merger filed in connection with the Reverse Merger, in a form mutually acceptable to the Parties.

"GAAP" shall mean the United States generally accepted accounting principles in effect on the date on which they are to be applied pursuant to this Agreement, applied consistently throughout the relevant periods.

"Governmental Authorization" shall mean any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body pursuant to any Legal Requirement.

"Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;
(b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

"Intellectual Property Assets" shall have the meaning set forth in Section
3.21.1.

"Intuit" shall mean Intuit Inc.

"IPI" shall mean Island Pacific, Inc., as set forth in the introductory paragraph.

"IPI Common Stock" shall mean the common stock of IPI.

"IPI Common Price Protection Amount" shall have the meaning set forth in Section 2.4(b).

"IPI Common Registration Date Price" shall have the meaning set forth in Section 2.4(b).

"IPI Disclosure Schedule" shall have the meaning set forth in Article 4.

"IPI Option" shall have the meaning set forth in Section 2.3.4(b).

"IPI Series B Price Protection Amount" shall have the meaning set forth in
Section 2.4(a).

"IPI Series B Registration Date Price" shall have the meaning set forth in
Section 2.4(a).

"IPI Series B Stock" shall mean the Series B Convertible Preferred Stock of IPI, with the rights, preferences and privileges set forth in the Certificate of Designation.

"Knowledge" a Person will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter, or a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. "Knowledge," with respect to RTI, shall include the Knowledge of Michael Tomczak and Jeffrey Boone.


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

"Legal Requirement" shall mean any federal, state, local, municipal, foreign, international, multinational, or other administrative Order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

"Marks" shall have the meaning set forth in Section 3.21.1(a).

"March 12, 2004 Agreement" shall have the meaning set forth in Recital B.

The term "material" when not capitalized and used with respect to any subsection or subsections shall be construed, except as specifically otherwise provided, to qualify the matter or matters referred to as having a value in excess of Twenty Thousand Dollars ($20,000). For example, a "material breach" would be a breach resulting in Damages exceeding Twenty Thousand Dollars ($20,000).

"Material Adverse Effect" shall mean any change, event or effect that is materially adverse to the business, assets (whether tangible or intangible), condition (financial or otherwise), results of operations or capitalization of the RTI or IPI, as applicable, and its subsidiaries, taken as a whole, provided that a Material Adverse Effect will not exist as a result of circumstances that are demonstrated to have resulted directly from the public announcement of the Merger or the performance by IPI or RTI of its obligations hereunder. A violation or other matter will be deemed to have a "Material Adverse Effect" on RTI or IPI, as applicable, if such violation or other matter would be material in impact or amount to RTI's or IPI's, as applicable, business, intellectual property rights or condition, or, taken as a whole, its assets, liabilities, operations, or financial performance. The definition of "material" for purposes of this definition shall be construed as having a value in excess of Fifty Thousand Dollars ($50,000).

"Merger" shall have the meaning set forth in Section 1.1.2.

"Merger Consideration" shall have the meaning set forth in Section 2.1.

"Merger Sub" shall mean IPI Merger Sub, Inc., as set forth in the introductory paragraph.

"Merger Sub II" shall mean IPI Merger Sub II, Inc., as set forth in the introductory paragraph.

"Ordinary Course of Business" shall describe any action taken by a Person if:
(a) such action is consistent with such Person's past practices and is taken in the ordinary course of such Person's normal day to day operations; (b) such action is taken in accordance with sound and prudent business practices; (c) such action is not required to be authorized by such Person's shareholders, board of directors or any committee thereof and does not require any other separate or special authorization of any nature; and (d) such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day to day operations of other Entities that are engaged in businesses similar to such Person's business.

"Order" shall mean any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.


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

"Organizational Documents" of any Party shall mean the articles or certificate of incorporation and the bylaws of such Party, together with any amendments thereto.

"Parties" shall have the meaning set forth in the introductory paragraph.

"Patents" shall have the meaning set forth in Section 3.21.1(b).

"PBGC" shall have the meaning set forth in Section 3.12.

"Plan" shall have the meaning set forth in Section 3.12.

"Person" shall mean any individual, Entity or Governmental Body.

"Pledge Agreement" shall mean the Pledge Agreement pursuant to Section 6.5 dated an even date herewith, by and among Michael Tomczak and Jeffrey Boone as "Pledgor," and Nathaniel F. Jessup, an individual, Kathleen M. Leacox, an individual, and Glenn Swenson, an individual, the Lumsden Real Estate Defined Benefit Plan, Mace and Shirley Lumsden as co-trustees of the Mace Lumsden and S.K. Lumsden Trust of January 19, 1995, and Merry Youle, an individual (individually, collectively, and interchangeably, as "Secured Party").

"Price Protection Note" shall have the meaning set forth in Section 2.4(a).

"Proceeding" shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"Proprietary Rights Agreement" shall have the meaning set forth in Section
3.19.2.

"Registration Date" shall mean the date the initial registration statement filed pursuant to the Registration Rights Agreement (or other registration rights agreement between IPI and its stockholders) is declared effective by the SEC.

"Registration Rights Agreement" shall mean the registration rights agreement entered into concurrently herewith between IPI and the holders of RTI Common Stock and RTI Preferred Stock as set forth in Section 7.2.7.

"Regulations" shall mean the Treasury Regulations promulgated under the Code.

"Representatives" shall mean officers, directors, employees, agents, attorneys, accountants and other professional advisors.

"Reverse Merger" shall have the meaning set forth in Section 1.1.1.

"RTI" shall mean Retail Technologies International, Inc., as set forth in the introductory paragraph.

"RTI Common Stock" shall mean the shares of common stock of RTI.

"RTI Preferred Stock" shall mean the shares of Series A Preferred Stock of RTI.


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

"RTI Options" shall mean all options to purchase RTI Common Stock issued under the RTI 2003 Stock Incentive Plan.

"Sage" shall mean The Sage Group plc.

"SEC" shall mean the United States Securities and Exchange Commission.

"SEC Reports" shall have the meaning set forth in Section 4.6

"Second-Step Certificates of Merger" shall mean the certificates of merger in connection with the Second-Step Merger, in a form mutually acceptable to the Parties.

"Securities Act" shall mean the Securities Act of 1933, as amended.

"Security Agreement" shall mean the Security Agreement dated an even date herewith, by and among IPI, Merger Sub II, RTI, Nathaniel F. Jessup, Kathleen Leacox, Glenn Swenson, Merry Youle, Mace and Shirley Lumsden as co-trustees of the Mace Lumsden and S.K. Lumsden Trust of January 19, 1995, and the Lumsden Real Estate Defined Benefit Plan, dated an even date herewith.

"Shareholders" shall mean Michael Tomczak and Jeffrey Boone in their capacity as shareholders of RTI.

"Stock Consideration" shall have the meaning set forth in Section 2.1.

"Surviving Corporation" shall have the meaning set forth in Section 1.1.2.

"Threatened" shall mean a claim, proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made in writing or any written notice has been given.

"Trade Secrets" shall have the meaning set forth in Section 3.21.1(e).

"Voting Agreement" shall have the meaning set forth in Section 6.9.




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